Exhibit No. 99.1

FOR IMMEDIATE RELEASE
BankFinancial Equipment Finance Announces $23 Million in Government Lease Originations

Burr Ridge, Illinois - (February 19, 2020) BankFinancial Equipment Finance (BFEF) announced today it originated $23 million in government equipment lease and software license finance transactions to date in the first quarter of 2020.
“We are pleased with the early success of our 2020 initiatives into government leasing operations, and we look forward to further expansion in government equipment lease and software license finance transactions, for both taxable and tax-exempt transactions.” said Robert Grabner, BFEF Executive Vice President – Corporate & Governmental Leasing.
About BankFinancial Equipment Finance
BankFinancial Equipment Finance is a division of BankFinancial NA, a national banking association providing financial services to individuals, families and businesses through 19 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois and to selected commercial loan, lease and deposit customers on a regional or national basis. BankFinancial NA is a subsidiary of BankFinancial Corporation. BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company's website, www.bankfinancial.com.
This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Media Contact:	Industry Contact:
Adriana Staker Senior Vice President BankFinancial NA Telephone: 630-242-7226 Email: astaker@bankfinancial.com	Robert Grabner Executive Vice President BankFinancial NA Telephone: 630-242-7223 Email: rgrabner@bankfinancial.com